EXHIBIT 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

October 17, 2003

Avery Dennison Corporation

150 North Orange Grove Boulevard

Pasadena, California 91103

Re:	Registration Statement on Form S-8 for Avery Dennison Corporation 2004 Executive Variable Deferred Retirement Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $40,000,000 of deferred compensation obligations (the “Obligations”) of Avery Dennison Corporation (the “Company”) under the 2004 Avery Dennison Corporation Executive Variable Deferred Retirement Plan (the “Plan”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken in connection with the authorization of the Plan and the Obligations and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with the law. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinion expressed below. With your consent we have relied upon certificates of officers of the Company and others with respect to certain factual matters. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of (i) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including statutory law and reported Federal decisional law thereunder, and (ii) the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction. Our opinion set forth below is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans.

Avery Dennison Corporation

October 17, 2003

LATHAM & WATKINS LLP

Subject to the foregoing and in reliance thereon, we are of the opinion that, as of the date hereof, upon the issuance of the Obligations in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, such Obligations will be legally valid and binding obligations of the Company.

The opinion expressed above is further subject to the following limitations, qualifications and exceptions:

(a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding thereof may be brought;

(c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

(d) certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole.

In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. We further express no opinion with respect to the liabilities or obligations of the Company or any other person or entity under any trust agreement entered into or that may be entered into in connection with the Plan, and we express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS LLP